Exhibit 4.63

Addendum No. l
to the Memorandum of Agreement dated 4th July 2018
 (the “MOA”)
in respect of “AISLING” (the Vessel”)
between
VLGC BETA OWNING LTD. of Marshall Islands (the “Sellers”)
and
GLOBAL MERIDIAN HOLDINGS LIMITED of Bermuda (the “Original Buyers”)
__________________________________
1.	The Original Buyers hereby nominate:-
MERIDIAN 10 LIMITED (the “Buyers”)
Registered Office: Canon’s Court, 22 Victoria Street, Hamilton. HM 12, Bermuda
as the final buyers to complete the purchase and delivery of the Vessel as per the MOA and the Buyers hereby accept the nomination.
2.	The Sellers hereby agree to the above nomination.
3.	The Buyers hereby assume all the right s and obligations of the Original Buyers under the MOA.
4.	The Original Buyers hereby guarantee the due and punctual performance of theBuyers’ obligations under the MOA.
5.	Except as otherwise provided herein, all other terms and conditions of the MOA shall remain unchanged and in full force.
6.
This Addendum No. l shall be governed by and construed in accordance with English law and Clause 16 (Law and Arbitration) of the MOA shall apply to this Addendum No. 1 as if set out herein if full (mutatis mutandis).

7.	This Addendum No. 1 may be entered into in any counterparts which when taken together shall constitute one and the same instrument.
     Date: 16th July 2018
/s/ Georgios A. Kaklamanos	/s/ Phillip Anderson
For and on behalf of	For and on behalf of
the Sellers	the Original Buyers

/s/ Phillip Anderson
For and on behalf of
the Buyers